MortgageIT Holdings Appoints John K. Darr to Board of Directors

New York, N.Y., December 9, 2005 — MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage real estate investment trust (REIT), today announced the appointment of John K. Darr to its board of directors. Mr. Darr currently serves as CEO and Managing Director of the Federal Home Loan Bank System’s Office of Finance, a position he has held since 1992. Following today’s announcement, the board of MortgageIT Holdings will be comprised of nine members, eight of whom, including Mr. Darr, are independent of management. Mr. Darr also will serve as a member of MortgageIT Holdings’ Audit Committee of the board.

‘‘John Darr is a distinguished financial services executive who has facilitated the transformation of the FHLB System into a major source of funding for the nation’s banking industry,’’ said Doug Naidus, Chairman and Chief Executive Officer of MortgageIT Holdings, Inc. ‘‘We are delighted to add his high level of financial and strategic experience to our board and we look forward to his insight and future contributions.’’

During Mr. Darr’s tenure at the Office of Finance, he has overseen the System’s growth into one of the largest issuers of debt securities in the world, inventing new debt instruments and swaps capabilities to maximize funding effectiveness, while developing new technology to facilitate changed issuance practices and increased activity volume. His career spans over thirty-five years in capital markets and financial management. After serving in the U.S. Navy during the Vietnam War, he returned to his native Pennsylvania to work in a commercial bank bond department. Since then, he has had a variety of experiences with U.S. financial institutions, including: serving as Treasurer, FHLB San Francisco in the mid-1970s; playing a key role in the recapitalization and initial public offering of Sallie Mae in the early 1980s; serving as the CFO of major financial institutions on both coasts; managing mortgage finance at a Wall Street investment bank; and starting a money management firm.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

CONTACT:

Investors:
Sean McGrath
MortgageIT Holdings, Inc.,
+1-646-346-8700;

Media:
Ted Stacer
MortgageIT Holdings, Inc.,
+1-646-346-7653

Joe LoBello
Brainerd Communicators, Inc.,
+1-212-986-6667,
for MortgageIT Holdings, Inc.